EXHIBIT 4.1

This is only an English translation of the agreement in Chinese.
This English translation shall not have any binding effect.
No responsibility can be accepted for reliance upon it.

DIRECTOR’S SERVICE AGREEMENT
CHINA SOUTHERN AIRLINES CO., LTD.

     After friendly negotiations in the spirit of equality and mutual benefit, China Southern Airlines Co., Ltd. (hereinafter referred to as “Party A” or the “Company”) and                                          (“Party B”), who is currently domiciled at                                                             , entered into this Service Agreement on                      at Party A’s domicile in Guangzhou Municipality, Guangdong Province, under which they agree as follows:

ARTICLE 1  EMPLOYMENT

1.1	This Agreement is intended to define and govern the relationship between Party A as employer and Party B as employee.

1.2	Subject to the terms and conditions hereof, Party A agrees to employ Party B as director of its board of directors.

1.3	Subject to the terms and conditions hereof, Party B agrees to accept Party A’s employment and serve as Party A’s director.

ARTICLE 2  TERM OF EMPLOYMENT

2.1	Party B’s term of employment as Party A’s director is three (3) years, beginning on ___and ending ___.

2.2	Prior to the expiration of Party B’s term of office as Party A’s director, Party A shall not remove Party B from his office without any cause except as provided in Article 6 hereof.

ARTICLE 3  PARTY B’S RESPONSIBILITIES

3.1	Party B represents and warrants that he shall perform his duties in accordance with the Company Law of the People’s Republic of China and other applicable laws and administrative regulations, as well as Party A’s articles of association, this Agreement and resolutions of Party A’s shareholders meeting.

3.2	During his term of office, Party B shall

(1)	as director of the Company, perform such duties and exercise such powers Party A’s shareholders meeting and board of directors shall assign or grant him from time to time;

(2)	comply with the lawful orders and instructions which the Company’s shareholders’ resolution or board of directors shall give or make from time to time, serve the Company in good faith and with due care, and use his best efforts to promote the business of the Company; and

(3)	attend to the business and interests of Party A with due diligence, and deal with matters relating to the Company’s business and interest during business hours and at any other time at the reasonable request of the Company, except when Party B is not able to attend due to illness or other unexpected event.

Under such circumstances, he should give prompt notice on the Company, and provide evidence of such illness or event at the request of the Company.

3.3	During his term of office as director of the Company, Party B shall undertake not to

(1)	Embezzle Party A’s funds or lend such funds to others;

(2)	Deposit Party A’s funds in an account under his name or under the name of any other individual;

(3)	Use Party A’s assets as collateral for the debts of the Company’s shareholders or other individuals;

(4)	Operate for himself or for others in the same line of business as Party A’s, or engage in activities detrimental to the interests of Party A;

(5)	Seek personal interest by using his position in the Company; or

(6)	Accept bribery or other unlawful incomes which come his way because of his position in the Company, or convert Party A’s property to himself.

3.4	Party B shall

(1)	Act in good faith and in the overall interest of Party A;

(2)	Act with an appropriate purpose;

(3)	Account to Party A for the use or misuse of Party A’s assets;

(4)	Avoid any actual or potential conflict of interest or state of divided loyalty;

(5)	Disclose unreservedly and fairly Party B’s interest in his agreement with Party A; and

(6)	Act with the skill, care and diligence reasonably expected of a person having the same experience and knowledge and holding the position as Party A’s director.

3.5	In performing his duties as director of the Company, Party B shall be held liable for any loss or injury of Party A that results from Party B’s violation of the laws, administrative regulations, as well as Party A’s articles of association.

3.6	Party B shall not engage in any activity that competes with the business of the Company in any country or region during the term of his office or within 12 months thereafter. However, this provision only applies to the products or services Party B is responsible for or related to during the said term of office.

3.7	During the term of his office and within 12 months thereafter, Party B shall not cause any customers or suppliers of the Company to become customers or suppliers of any other third party, nor shall he induce them to terminate their business with the Company.

3.8	During the term of his office and within 12 months thereafter, Party B shall not induce any employee of the Company to leave the Company or hire other employees from the Company.

3.9	At no time after the termination of his term of office shall Party B use for whatever purpose the name of the Company (both English and Chinese) or any other name similar thereto together with his own name or any other name to indicate that he is or was affiliated with the business of the Company. Nor shall he claim any such affiliation in any other way.

3.10	Party B has the right to:

(1)	Request Party A to provide the necessary working conditions and terms; and

(2)	Seek compensation from Party A in the occurrence of economic loss or punishment consequent to a decision made in good faith by Party B.

ARTICLE 4  COMPENSATIONS AND EXPENSES

4.1	During Party B’s term of office, Party A shall pay an annual amount in RMB determined by the Company’s policy as compensation for Party B’s service, which he renders according to the terms of the Agreement as director of the Company.

4.2	Payment and amount of the director’s compensation may be altered by resolution of the Company’s shareholders meeting.

4.3	Party A shall withhold Party B’s individual income tax from his income.

4.4	Party A and Party B shall, in accordance with relevant provisions of Chinese law, pay to relevant authorities or insurance companies their respective share of insurance premium for medical care, pension, unemployment, and for insurance against work-related accidents.

4.5	Party A shall be responsible for the reasonable expenses (such as traveling expenses) which Party B incurs in rendering services to Party A as director or for the purpose of Party A’s business. If such expenses have already been paid by Party B, Party A shall reimburse Party B in accordance with Party A’s relevant rules of financial management, provided, however, that Party B shall provide valid receipts or invoices. Party A may also advance Party B such payments for Party B to cover these necessary expenses. After using such advance money, Party B shall provide valid receipts or invoices for the said expenses for final settlement at a time requested by Party A.

4.6	Party B shall be entitled to annual paid leaves, which shall not include statutory holidays. The number of days of the annual paid leave shall be decided by the board of directors. Party B shall take leave at a time convenient to the board of directors after all urgent corporate matters have been taken into consideration, provided, however, that

(A)	Party B shall be entitled to paid leaves on a pro-rata basis according to the days of his actual employment by the Company in the year if his employment is terminated for reasons other than that under Article 6.2 hereunder;

(B)	If in any given year Party B does not take full advantage of the paid leaves, he has no claim on the Company, except when the Company holds in its own judgment that this is caused by the burdensome or urgent nature of his duty. Under such circumstances he can use the paid leave he is entitled to in the following year.

4.7	If Party B is unable to perform his duty under this Agreement due to illness, injury or accidents, he is still entitled to full compensation for one month or any shorter period during which he remains incapable of performing his duty, provided, however, that he provides evidence or reasons of his incapability satisfactory to the board of directors. If he remains incapable of performing his duty for more than six consecutive months, his compensation as director shall be withheld.

4.8	Party B may be removed from office by resolution of a shareholders meeting if he materially breaches any provision hereunder, if he seriously injures the interests of the Company, if he is bankrupt or insolvent, or if he has committed a crime. After his removal from office, Party B shall not be entitled to any bonus or other payments except his salary for that month on a pro-rata basis. Nor shall he be entitled to any damages for such removal.

4.9	If Party B’s employment is terminated for reasons other than that under Article 6.2,

(A)	Party B shall be entitled to

(1)	his prorated last monthly salary according to his actual days of employment in the month, in accordance with Article 2.1 hereunder;

(2)	his share of bonus for the last year of his employment under the Agreement, as decided by the board of directors in accordance with Article 2.1 hereunder; and

(3)	paid leaves for the last year of his employment under the Agreement, in accordance with Article 4.6 hereunder. Party B shall ask for such leave before the termination of his employment; and

(B)	Party B shall not claim any damages against the Company for termination of his employment hereunder.

ARTICLE 5  CONFIDENTIALITY

5.1	Party B is aware that he has access to Party A’s commercial secrets in performing his duties as director of the Company. These commercial secrets include, without limiting to, documents, materials, data, information, plans, inside news, etc. Party B acknowledges that these secrets are Party A’s proprietary rights, and Party B is obligated to keep the confidentiality of such secrets.

5.2	Party B guarantees that at any time, including after the expiration or termination of his employment,

(1)	he will not disclose to any third party any confidential materials under Article 5.1 hereunder in any manner, except information which must be disclosed to related employees of Party A or experts hired by Party A for performance of his duty as director.

(2)	he will not use such confidential information in any way for his own benefit or for the benefit of his friends or relatives.

(3)	he will take necessary actions to prevent such confidential information from being disclosed or disseminated to any third party unauthorized by Party A; and

(4)	he will return to Party A all materials relating to Party A’s business in a timely and valid manner before expiration or early termination of his term of office, including without limiting Party A’s documents, notes taken by himself, records, reports, handbooks, blueprints, graphs, disks, tapes, models and samples. To avoid any ambiguity, it is hereby declared that all such documents belong to the Company at any time.

5.3	Party B agrees that all intellectual property rights in connection with products that are developed, created or manufactured during his term of office as director of the Company are the proprietary rights of Party A.

ARTICLE 6   TERMINATION OF EMPLOYMENT

6.1	Under any of the following circumstances, the employment relationship between Party A and Party B shall be terminated:

(1)	Party B’s term of office as director expires;

(2)	Party B dies;

(3)	Facts have been unearthed which, according to statutes, disqualify Party B as director, and the shareholders meeting has decided to terminate his employment by resolution.

(4)	Party B fails to perform his duty for six (6) months due to illness or other reasons, upon approval by the resolution of the shareholders.

6.2	Under any of the following circumstances, Party A may terminate its employment relationship with Party B by written notice:

(1)	Party B has brought injury or loss to Party A intentionally or as a consequence of wanton misconduct in performing his duty as director;

(2)	Party B breaches his duty as director or violates the provisions of this Agreement, and refused to correct his behavior after a warning;

(3)	Party B violates the law in matters unrelated to Party A during his term of office, or damages the reputation of Party A because of his personal conduct.

6.3	Termination of employment hereunder does not eliminate Party A’s existing rights under Articles 5 and 6. Articles 5 and 6 hereunder shall survive the termination of the employment relationship.

ARTICLE 7  OTHERS

7.1	This Agreement is an agreement for Party B’s rendition of personal service as director. Therefore, the rights, interests, obligations and duties of Party B hereunder shall not be assigned or delegated to any third party, except the right to attend Party A’s board meetings, which may be exercised by proxy upon his written authorization.

7.2	Neither Party shall add to, delete or amend this Agreement or any provisions herein without the written consent of both Parties.

7.3	The law of the People’s Republic of China shall govern the execution, interpretation, and performance of this Agreement as well as dispute resolution hereunder.

7.4	Disputes that arise out of the performance of this Agreement shall be resolved by the Parties through friendly negotiations. If the Parties are unable to resolve their disputes through negotiation, either Party may institute a legal action at a people’s court with competent jurisdiction.

7.5	In the event that either Party breaches this Agreement, fails to perform its obligation hereunder, or renders non-conforming performance, the other Party has the right to request correction within a specific period of time, specific performance, removal of hindrances, damages and other remedies. Failure of either Party to exercise its right or a part of its right hereunder does not constitute a waiver of such right or such partial right.

7.6	Written notice under this Agreement may be delivered face-to-face, personally, or by fax or mail service. Party B shall notify Party A of his new address within 10 days after any address changes.

7.7	The Employee Handbook is attached hereto as a valid component part of this Agreement.

7.8	This Agreement shall become effective as of the date of its execution.

7.9	This Agreement shall have two counterparts, one for each of Party A and Party B.

Party A
China Southern Airlines Company
Legal Representative:

Party B

Date :